Exhibit 99.1

                USANA Provides Preliminary Fourth Quarter Results

    SALT LAKE CITY--(BUSINESS WIRE)--Jan. 6, 2004--USANA Health Sciences Inc. (NASDAQ: USNA) announced today the preliminary results for the fourth quarter of 2003.
    Sales are expected to be approximately $59 million for the quarter ending Jan. 3, 2004 and will total about $200 million for the fiscal year. Earnings per share for the fourth quarter are expected to be approximately $0.32 on a fully diluted basis, of which about $0.02 is attributable to an adjustment of the company's effective tax rate for 2003. Earnings per share for the fiscal year ended Jan. 3, 2004 are expected to be about $0.98. These amounts are adjusted to reflect the 2-for-1 forward split of the company's stock effected in October 2003.
    Commenting on the fourth quarter, Gilbert A. Fuller, USANA's chief financial officer, said, "We are expecting to achieve record sales and earnings in the fourth quarter and we are very pleased with these results. Our expected fourth quarter sales growth of more than 50 percent is driven by continued growth in the number of active Associates in both domestic and international markets. Our expected earnings per share growth of more than 100 percent illustrates efficiencies generated by our operations. USANA's commitment to producing the highest quality, scientifically proven nutritional supplements that are safe and effective continues to create strong market response and fuel our optimism about the future."
    USANA plans to announce its final fourth quarter and year-end results on Feb. 3, 2004; executives will hold a conference call with investors on Feb. 4, 2004.
    USANA develops and manufactures high-quality nutritionals, personal care, and weight management products that are sold directly to Preferred Customers and Associates throughout the United States, Canada, Australia, New Zealand, Hong Kong, Japan, Taiwan, South Korea, Singapore and the United Kingdom. More information on USANA can be found at http://www.usanahealthsciences.com.

    This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Actual results could differ materially from those projected in the forward-looking statements, which involve a number of risks and uncertainties, including reliance upon the company's independent Associate network, government regulation of products, manufacturing and marketing, the possible continued spread of severe acute respiratory syndrome (SARS) in Asia, and risks associated with international expansion. The contents of this release should be considered in conjunction with the warnings and cautionary statements contained in USANA's most recent filings with the Securities and Exchange Commission on Forms 10-Q and 10-K.


    CONTACT: USANA Health Sciences Inc., Salt Lake City
             Riley Timmer, 801-954-7100
             investor.relations@us.usana.com